Exhibit 99.1

CONSENT TO BE NAMED AS A DIRECTOR

In connection with the filing by JOANN Inc. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of JOANN Inc. following the consummation of the transactions described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: January 28, 2021

By:	/s/ Marybeth Hays
Name:	Marybeth Hays